Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Elects Ross and Rampacek to its Board of Directors
     Houston, Texas (Oct. 16, 2006) — Enterprise Products Partners L.P. (NYSE:EPD) today announced that its general partner, Enterprise Products GP, LLC has elected Rex Ross and Charles M. (Charlie) Rampacek to its Board of Directors effective Oct. 12, 2006. Messrs. Ross and Rampacek assume director positions previously held by Philip C. Jackson and Stephen L. Baum.
     Mr. Ross currently serves as non-executive chairman of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States. Prior to his executive retirement from Schlumberger Limited in May 2004, he held a number of executive management positions during his 11-year career with the company, including president of Schlumberger Oilfield Services North America, president, Schlumberger GeoQuest and president of SchlumbergerSema North & South America. In 1984, Mr. Ross founded GeoQuest Systems, which provides oil companies with integrated exploration and development software, data support, analytical services and management solutions. GeoQuest was acquired by Schlumberger in 1993. Mr. Ross holds a bachelor’s degree in electrical engineering from Massachusetts Institute of Technology and a master’s degree in engineering science (a joint program between the business school and computer science department) from Stanford University.
     Charlie Rampacek brings nearly 40 years of petroleum and energy industry experience to the Enterprise board, serving most recently as the chairman, chief executive officer and president of Probex Corporation, an energy technology company that developed a proprietary used oil recovery process. Prior to joining Probex, Mr. Rampacek was the president and chief executive officer for Lyondell-Citgo Refining L.P. from January 1996 through August 2000. His extensive management background in the energy transportation and refining sectors also includes 13 years with Tenneco, Inc. and its energy-related subsidiaries, serving as president of Gas Pipeline Transportation and senior vice president of Refining and Supply. In addition, Mr. Rampacek spent 16 years with Exxon Company USA, where he served as planning manager of Refining, planning manager of Coal and Synthetic Fuels, as well as operations and technical manager of the Benicia, California refinery. Mr. Rampacek has been a director of Flowserve Corporation since 1998. He holds a bachelor’s degree in chemical engineering from the University of Alabama and a master’s degree in chemical engineering from the University of Texas.
     Enterprise Chairman Dan L. Duncan said, “Rex and Charlie bring a wealth of technical, operational and managerial experience from across the energy industry and we are pleased to welcome them to our board.”
     Messrs. Jackson and Baum, in submitting their resignations recently, cited the growing complexity and time demands required by Enterprise’s business. “On behalf of the board, I offer my sincere appreciation to Philip and Stephen for their service and contributions to Enterprise and wish them well in their future endeavors,” Duncan said.
     The position of chairman of the Audit and Conflicts Committee held by Mr. Jackson will be assumed by current board member E. William Barnett. Messrs. Rampacek and Ross will also serve as members of the Audit and Conflicts Committee and the company has determined that both meet the independence, qualification and experience requirements of the New York Stock Exchange and Securities and Exchange Commission.
     Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $16 billion, and is a North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through more than 34,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Contacts:	Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 381-6812 or toll-free (866) 230-0745 Rick Rainey, Media Relations, Enterprise Products Partners L.P. (713) 381-3635
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